Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Prudential World Fund, Inc.:

We consent to the use of our reports dated December 15, 2016, with respect to the statement of assets and liabilities of Prudential Jennison International Opportunities Fund, Prudential Jennison Global Opportunities Fund, and Prudential Jennison Emerging Markets Equity Fund (three of the series comprising Prudential World Fund, Inc.), including each respective portfolio of investments as of October 31, 2016, and their respective related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and financial highlights for each of the years in the four-year period then ended and the period from June 5, 2012 (commencement of operations) to October 31, 2012 for Prudential Jennison International Opportunities Fund, for each of the years in the two-year period then ended and the period from September 16, 2014 (commencement of operations) to October 31, 2014 for Prudential Emerging Markets Equity Fund, and for each of the years in the four-year period then ended and the period from March 14, 2012 (commencement of operations) to October 31, 2012 for Prudential Jennison Global Opportunities Fund, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statements of additional information.

New York, New York

January 27, 2016